UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 14, 2017

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Not Applicable	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 14, 2017, the Mohegan Tribal Gaming Authority (the “Authority”) entered into a First Amendment to Credit Agreement (the “Amendment Agreement”), by and among the Authority, the Mohegan Tribe of Indians of Connecticut (the “Tribe”), Citizens Bank, N.A., as administrative and collateral agent (the “Agent’), and the other lenders and financial institutions party thereto, amending that certain Credit Agreement, dated as of October 14, 2016 (as heretofore amended, the “Credit Agreement”), by and among the Authority, the Tribe, the Agent and the lenders and other parties from time to time party thereto. The parties entered into the Amendment Agreement in order to reduce the interest rate margins applicable to the senior secured revolving credit facility, senior secured term loan A facility and senior secured term loan B facility under the Credit Agreement by 0.50%.

The foregoing description of the Amendment Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated into this Item 1.01 by reference.

Item 8.01	Other Events.

On April 14, 2017, the Authority issued a press release announcing its entry into the Amendment Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated into this Item 8.01 by reference.

The press release and related information also may be found on the Authority’s website at www.mtga.com, under “Investor Relations/Financial News.”

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this report:

No.	Exhibit

10.1	First Amendment to Credit Agreement, dated April 14, 2017, among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, Citizens Bank, N.A. as administrative and collateral agent, and the other lenders and financial institutions party thereto.

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated April 14, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: April 17, 2017	By:	/s/ Kevin P. Brown
Kevin P. Brown
Chairman, Management Board

Exhibit Index

No.	Exhibit

10.1	First Amendment to Credit Agreement, dated April 14, 2017, among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, Citizens Bank, N.A. as administrative and collateral agent, and the other lenders and financial institutions party thereto.

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated April 14, 2017.